        Portions of this exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. The redacted portions are identified by brackets with the character "*" indicating deleted information.

                                                                   EXHIBIT 10.55

                        TRANSPONDER PURCHASE AGREEMENT

                                  FOR GALAXY V


                                    BETWEEN


                       HUGHES COMMUNICATIONS GALAXY, INC.

                                      AND

                    INTERNATIONAL FAMILY ENTERTAINMENT, INC.

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
1.   THE SATELLITES.......................................................................................  1

     1.01  Satellites.....................................................................................  1
     1.02  Scheduled Launch and Delivery Dates............................................................  1
     1.03  Transponders...................................................................................  2
     1.04  Hybrid Satellites..............................................................................  2
     1.05  Specifications and Components..................................................................  2

2.   PURCHASE AND SALE OF TRANSPONDERS....................................................................  2

3.   PURCHASE PRICE AND PAYMENT SCHEDULE..................................................................  3

     3.01  Purchase Price Components Description..........................................................  3
     3.02  Purchase Price Component Amount................................................................  3
     3.03  Place of Payment...............................................................................  4
     3.04  Prompt Repayment...............................................................................  4

4.   DELIVERY AND RELATED MATTERS.........................................................................  4

     4.01  Delivery.......................................................................................  4
     4.02  Ownership, Title and Assumption of Risk........................................................  5
     4.03  Acceptance.....................................................................................  5
     4.04  [*]............................................................................................  5
     4.05  [*]............................................................................................  5
     4.06  [*]............................................................................................  5
     4.07  [*]............................................................................................  6
     4.08  [*]............................................................................................  7
     4.09  [*]............................................................................................  7
     4.10  [*]............................................................................................  8
     4.11  [*]............................................................................................  8
     4.12  [*]............................................................................................  9
     4.13  Entitlement to Usage...........................................................................  9

5.   REPRESENTATIONS AND WARRANTIES....................................................................... 10

     5.01  Authority, No Breach........................................................................... 10
     5.02  Corporate Action............................................................................... 10
     5.03  Consents....................................................................................... 10
     5.04  Litigation..................................................................................... 11
     5.05  No Broker...................................................................................... 11

                                       i
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
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                                                                                                           Page
                                                                                                           ----
6.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF HCG........................................  11

     6.01   Authorization Description.....................................................................  11
     6.02   Transponder Performance Specifications........................................................  11
     6.03   Title.........................................................................................  11
     6.04   Government Regulations........................................................................  11
     6.05   Not a Common Carrier..........................................................................  12
     6.06   TT&C..........................................................................................  12
     6.07   Transponder Customers.........................................................................  12
     6.08   Transfers by HCG..............................................................................  12

7.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF BUYER......................................  12

     7.01   Transponder Usage.............................................................................  12
     7.02   Non-Interference..............................................................................  13
     7.03   Government Regulations........................................................................  13

8.   PREEMPTIVE RIGHTS AND INSPECTION OF FACILITIES.......................................................  13

9.   TRANSPONDER SPARES, RESERVE TRANSPONDERS AND RETAINED PRIMARY TRANSPONDERS...........................  14

     9.01   Use of Transponder Spares.....................................................................  14
     9.02   Use of Reserve Transponders...................................................................  14
     9.03   Simultaneous Failure -- Priority with Respect to Use of Transponder Spares....................  15
     9.04   Simultaneous Failure -- Priority with Respect to Use of Reserve Transponders..................  15
     9.05   HCG's Ownership of Primary Transponders.......................................................  15
     9.06   Notice of Intent to Substitute a Reserve Transponders.........................................  16

10.  TERMINATION RIGHTS...................................................................................  16

     10.01  Termination by Buyer..........................................................................  16
     10.02  Termination by HCG............................................................................  17
     10.03  HCG's Right to Sell if Non-Payment............................................................  17
     10.04  Prompt Repayment..............................................................................  17
     10.05  Termination of Buyer or HCG...................................................................  17

11.  FORCE MAJEURE........................................................................................  17

     11.01  Failure to Delivery...........................................................................  17

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
     11.02   Failure of Performance.....................................................................  18

12.  LIMITATION OF LIABILITY/BREACH OF WARRANTY.........................................................  18

     12.01   Liability of HCG...........................................................................  18
     12.02   Confirmed Failure..........................................................................  18
     12.03   Repayment for Failed Transponder...........................................................  19
     12.04   Limitation of Liability....................................................................  19
     12.05   Obligations of Buyer to Cooperate..........................................................  20
     12.06   Scheduled Delivery Date....................................................................  20

13.  LIMITATIONS ON TRANSFER BY BUYER...................................................................  20

     13.01   Transfers Generally........................................................................  20
     13.02   Transfer After Delivery....................................................................  21
     13.03   [*]........................................................................................  22
     13.04   Affiliate..................................................................................  22

14.  ENFORCEMENT OF USAGE RESTRICTIONS..................................................................  22

     14.01   Buyer's Restrictions.......................................................................  22
     14.02   HCG's Enforcement Rights...................................................................  22

15.  PROGRESS REPORTS, INSPECTIONS AND ACCESS TO WORK IN PROGRESS.......................................  22

     15.01   Progress Reports...........................................................................  22
     15.02   Inspection Rights of Buyer.................................................................  23
     15.03   Access to Work in Progress and Selection of Transponders...................................  23
     15.04   After Delivery Reports.....................................................................  23

16.  CONFIDENTIALITY AND PRESS RELEASES.................................................................  23

     16.01   Confidential Information...................................................................  23
     16.02   Press Releases.............................................................................  24

17.  DISPOSITION OF SATELLITE...........................................................................  24

     17.01   Post-Warranty Period.......................................................................  24
     17.02   Disposition of Satellite...................................................................  24


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
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
     18.   DOCUMENTS....................................................................................  25

     19.   CONFLICTS....................................................................................  25

     20.   MISCELLANEOUS................................................................................  25

           20.01   Interest.............................................................................  25
           20.02   Applicable Law and Entire Agreement..................................................  25
           20.03   Notices..............................................................................  25
           20.04   Severability.........................................................................  26
           20.05   Taxes................................................................................  27
           20.06   Successors...........................................................................  27
           20.07   Headings.............................................................................  27
           20.08   Survival of Representatives and Warranties...........................................  27
           20.09   No Third-Party Beneficiary...........................................................  27
           20.10   Non-Waiver of Breach.................................................................  27
           20.11   Counterparts.........................................................................  28

EXHIBITS

     A    Spacecraft Replacement Plan

     B.1  Transponder Performance Specifications: Galaxy V

     B.2  Transponder Performance Specifications: Galaxy Backup

     C    Descriptions of Transponders

     D    Monthly Lease Rate Calculation

     E    Transponder Customer Lint

     F    Agreed Uses

     G    Description of Transponder Spares

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     This agreement (the "Agreement") is made and entered into as of this 23rd day of January, 1992 (the "Execution Date"), by and between Hughes Communication Galaxy, Inc. ("HCG") a corporation organized and existing under the laws of the State of California, and International Family Entertainment, Inc. ("Buyer"), a corporation organized and existing under the laws of the State of Delaware:

                                    RECITALS
                                    --------

     WHEREAS, HCG intends to construct, launch and operate a number of satellites, each containing C-Band capacity and desires to sell transponders on such satellites; and

     WHEREAS, Buyer desires to purchase and HCG desires to sell certain transponders on one of such satellites.

                                   AGREEMENT
                                   ---------

      NOW, THEREFORE, in consideration of the mutual promises set forth below, HCG and Buyer hereby mutually agree as follows:

1.   THE SATELLITES
     --------------

     1.01 Satellites.  HCG shall [*] a minimum of [*] referred to hereinafter
          ----------
as [*] HCG plans to launch certain other satellites to be located at the orbital positions listed on Exhibit A or at such other positions as to which such satellites, or their [*] in the event of a [*] may be assigned by the Federal Communications Commission ("FCC") (with all such satellites hereinafter referred to as the "Galaxy Fleet"). "Satellite" shall mean any one of the Galaxy Fleet satellites.

     1.02 Scheduled Launch and Delivery Dates.  The proposed launch plan,
          -----------------------------------
orbital positions, Spacecraft Replacement Plan and the "Scheduled Launch Dates" of the Two Satellites are set forth on Exhibit A. HCG shall use its reasonable best efforts to make Delivery (as defined in Section 4.01) no later than 60 days after the Scheduled Launch Dates (the "Scheduled Delivery Dates"). HCG shall use its reasonable best efforts to cause the launches to occur on or about the Scheduled, Launch Dates and Delivery to occur on or about the Scheduled Delivery Dates, provided, however, that HCG shall have the right to determine, in its sole discretion which launch vehicles to use, HCG shall have the right to change each of the Scheduled Launch Dates as required by the availability of launch reservations and by such other events as HCG determines require changes in such dates, and HCG shall not be required to pay for launch services at commercially unreasonable rates, based on prevailing launch market rates, to obtain a particular launch date. The Scheduled Deliver) Dates shall not change as a result of any change in the Scheduled Launch Dates. HCG shall have the right to use earlier launch dates for either of the Two Satellites; provided, however, that Delivery for any of Buyer's Transponders (as defined in Section 2) shall not be accelerated by more than three (3) months without the consent of Buyer unless otherwise agreed by the parties. If HCG

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


does not make Delivery on the Scheduled Delivery Date, it shall use its reasonable best efforts to make Delivery as soon thereafter as possible. The actual date of Delivery of Buyer's Transponders shall be called the "Delivery Date." Notwithstanding anything elsewhere in this Agreement to the contrary, the parties acknowledge that HCG cannot, and shall not, be obligated to Deliver Transponders on Galaxy V or move [*] the assigned orbital position of Galaxy V until Westar V has been removed or retired from its assigned orbital position.

     1.03 Transponders.  Each of the Two Satellites shall have twenty four (24)
          ------------
C. Band transponders (the "Transponders"). Twenty-two (22) of the Transponders on Galaxy V shall be designated "Primary." The remaining two (2) Transponders on Galaxy V shall be designated as "Reserve". "Primary Transponders" shall mean Transponders which are not preemptible and as to which the "Owners" of the Transponders, if a "Confirmed Failure" (as hereafter defined) occurs, shall have the right to preempt a Reserve Transponder in accordance with Section 9.02. "Reserve Transponders" shall mean Transponders which shall be preemptible in accordance with Section 9.02, by Owners of Primary Transponders located on the same Satellite that have suffered a Confirmed Failure. Each such Satellite also shall have six (6) "Transponder Spares," as defined in Section 9.01. All of Galaxy Backup's twenty. four (24) C-Band Transponders shall be preemptible in order to satisfy HCG's backup obligations set forth in Section 4. As used in this Agreement, "Owner" shall include the actual owner of a Transponder, including HCG if there remain any, unsold Transponders, or any permitted assignee of such owner's Transponder, or any lessee or licensee of HCG's with a term of usage of eight (8) or more years (a "Long Term Lease"). The term "purchase" shall include the execution of an agreement with HCG for a Long Term Lease.

     1.04 Hybrid Satellites.  If HCG uses a hybrid Satellite (i.e. a Satellite
          -----------------
containing both Kn-Band and C-Band capacity), then the owners or users of the Ku-Band capacity on any such hybrid Satellite shall have no rights whatsoever to use the Transponder Spares, the Reserve Transponders or any other part of the C-Band payload on such hybrid Satellite.

     1.05 Specifications and Components.  Exhibit B.1 sets forth the
          -----------------------------
"Transponder Performance Specifications", defined as certain technical specifications for the Transponders on Galaxy V, including values for each Transponder for polarization isolation, interference between Transponders, frequency response, group delay, amplitude non-linearity, spurious outputs, phase shift, cross talk. stability, transmit EIRP, uplink saturation flux density, and G/T. Exhibit B.2 lists "Transponder Performance Specifications" for Galaxy Backup. ACG shall make copies of the antenna range gain contour test data available to Buyer. Exhibit C sets forth a list of the Satellite components which constitute the Transponders to be purchased by Buyer.

2.   PURCHASE AND SALE OF TRANSPONDERS
     ---------------------------------

     HCG shall sell, and Buyer shall purchase one (1) Primary Transponders on Galaxy V ("Buyer's G-V Transponders" or "Buyer's Transponders"), all of which are on a "Delivered"

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


and "Fully Warranted" basis (as each such term is defined in Sections 4.0l and 6.02. respectively).

3.   PURCHASE PRICE AND PAYMENT SCHEDULE
     -----------------------------------

     3.01 Purchase Price Components Description.  The purchase price for each of
          -------------------------------------
Buyer's Transponders shall consist of a [*] The payment for each of the these Components by Buyer is mandatory, although one such component has a payment option to be chosen by Buyer. The services to be provided by HCG in return for Buyer's payment of the Purchase Price Components are described in other sections of this Agreement. All prices set forth are on a per Transponder basis.

     3.02 Purchase Price Component Amount.  The Purchase Price Components
          -------------------------------
payment terms and certain refunds for each of Buyer's Transponders shall be as follows:

     [*] Any change hereafter in the Schedule Launch Date shall not affect payment schedule.

     [*] Payments for a partial month shall be pro-rated. If one of Buyer's Transponders becomes a Failed Transponder (as defined in Section 12.01), then the [*] fee shall cease as to such Failed Transponder. [*] (as defined in Section 6.02) for such Failed Transponder and a proportionate refund (without interest) made to [*] Payments for a partial year shall be pro-rated.

     [*] Payments for a partial year shall be a pro-rated.

     [*] The [*] for each of Buyer's Transponders shall be a per month fee of [*] The [*] shall be payable as to each of Buyer's Transponders only if (i) [*] (as defined in Section 3.02(f) to be [*] and (ii) Buyer is not paying the Monthly Lease Rate (as defined in Section 4.09(b)) for such Transponder. The

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


[*] Payments for a partial month shall be pro-rated.

     [*] The [*] shall be [*] for each of Buyer's Transponders, payable on the [*] If [*] (as defined in Section 4.04)[*] (without interest) for each of Buyer's G-V Transponders for which Buyer has paid [*]

     [*] if each of the following conditions are satisfied: (i) [*] with the Delivery of at least twenty-two (22) Transponders meeting its Transponder Performance Specifications, is in orbit and has not itself suffered a Catastrophic Failure, and has sufficient Transponders on it that meet its Transponder Performance Specifications to satisfy HCG's [*] to Buyer, (ii) [*] (as defined for all Satellites pursuant to Section 4.11) and (iii) [*]

     3.03 Place of Payment.  All payment by Buyer shall be made to HCG at its
          ----------------
principal place of business, as designated in Section 20.03, and shall be deemed to be made only upon actual receipt by HCG. All refunds by HCG shall be made to Buyer at its principal place of business as designated in Section 20.03, and shall be deemed to be made only upon actual receipt by Buyer.

     3.04 Prompt Repayment.  All refunds provided for in this Section 3 to be
          -----------------
made by HCG shall be due and paid within fifteen (15) business days of notification to HCG of the occurrence of the event giving rise to such refund and any late payment by HCG to Buyer shall be with interest calculated al the rate set forth in Section 20.01, payable with the amount due and calculated from the date payment was due until the date it is received by Buyer.

4.   DELIVERY AND RELATED MATTERS
     ----------------------------

     4.01   Delivery.  Galaxy V Delivery shall occur upon, and "Delivery",
            --------
"Delivered" and "Deliver", as to Galaxy V shall mean (i) the placing of the Satellite, containing all of Buyer's Transponders, in its assigned orbital position with a total of twenty-two (22) Primary Transponders on such Satellite meeting the relevant performance specifications required to complete Delivery pursuant to the Transponder Purchase' Agreement of the Owners of such Transponders (such 22 Transponders meeting their respective performance specifications being referred to hereinafter as the "22 Performing Transponders") (all of which requirement may be met through the use of Reserve Transponders or Transponder Sparest, (ii) Buyer's acceptance of its Transponders as provided for in Section 4.03 and (iii) full payment by Buyer as provided in
Section 4.02.

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     4.02 Ownership, Title and Assumption of Risk.  Ownership and title to
          ---------------------------------------
Buyer's Transponders shall pass to Buyer at the time of Delivery to Buyer. A condition to HCG's obligation to deliver title to Buyer, and of Buyer's obtaining ownership, shall be the payment by Buyer of all amounts due to HCG on or prior to Delivery for such Transponder or Transponders. Any loss of or damage to Buyer's Transponders prior to Delivery shall be at the risk of HCG. Any loss of or damage to Buyer's Transponders after Delivery to Buyer will be at the risk of Buyer; provided however, that the foregoing shall not impair Buyer's other rights under Sections 4, 9 and 12 of this Agreement.

     4.03 Acceptance.  HCG shall not use Buyer's Transponders for any purpose
          ----------
other than testing, as set forth herein, prior to Delivery. HCG shall test each of Buyers Transponders in accordance with an acceptance test plan to be prepared hy HCG in advance of the launch of the Satellite and delivered to Buyer. Acceptance of Buyers Transponders by Buyer shall be deemed to have occurred upon completion of the following: (a) Buyer's Transponders have passed all tests set forth in the aforementioned acceptance test plan and meet the Transponder Performance Specifications; and (b) HCG has notified Buyer in writing that it has successfully completed testing Buyer's Transponders and that Buyer's Transponders are available for service.

     4.04 Late Delivery; Delivery Failure Defined.
          ---------------------------------------

          (a) "Late Delivery", as to Galaxy V, shall mean failure to place such Satellite in its assigned orbital position with the 22 Performing Transponders within thirty (30) days after the Scheduled Delivery Date.

          (b) "Delivery Failure" of Galaxy V shall mean failure, after a launch attempt has occurred, to place such Satellite in its assigned orbital position with the 22 Performing Transponders within ninety (90) days after the launch date, or on the Scheduled Delivery Date if such Satellite was launched earlier than the initial Scheduled Launch Date specified in Exhibit A. As used herein, launch attempt shall mean the actual lift off of the launch vehicle.

     4.05 [*] is scheduled to be launched in advance of launching Galaxy V in order to provide actual, [*] for the Galaxy Fleet

     4.06 [*]

          (a) If a [*] occurs after the [*] then HCG shall be obligated, subject to FCC approval, [*] Transponder Performance Specifications. The target [*] for each such [*] will be [*] after the [*] and HCG shall use its reasonable best efforts to [*] Delivery can occur within [*]

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


          (b) If the [*] is not Available at any time prior to the expiration of the [*] then HCG shall not be obligated to Buyer [*] Satellite or make Transponders available to Buyer [*] replacement for Buyer's use unless Buyer exercises its [*] (as defined in Section 4.07).

          (c) [*] Buyer shall be entitled [*] payments made for its Transponders on Galaxy V. After a single [*] of Galaxy V, HCG shall have an additional [*] after such [*] to complete [*] such that it is ready for delivery to a [*] If a [*] not ready for delivery to a [*] within [*] after a [*] (the "Satellite Readiness Date"), then Buyer shall have the right [*] of all payments made for Buyer's Transponders. In addition, Buyer shall have the right to [*] of all payments made for Buyer's Transponders if HCG has not Delivered [*] within [*] of the Satellite Readiness Date. All such repayments shall be made without interest. Except as specifically provided otherwise herein, Buyer shall not be entitled to any refund of its Galaxy V payments after only [*] If Buyer does not notify HCG of its intent to terminate its obligations pursuant to this Section 4.06(c) [*] of the date which triggers such right, Buyer shall be deemed to have waived such right.

          (d) No change in any of the [*] payable by Buyer shall be made by HCG as a result of any [*] or a [*] of Galaxy V or as a result of [*] except as provided in the [*]

     4.07 [*]

          (a) If the [*] launch [*] or [*] is not Available at any time prior to the expiration of the [*] of G-V, then HCG may launch [*]

          (b) HCG shall determine the minimum price and payment terms needed by it to build and launch the [*] which satellite shall have at least equivalent Transponder Performance Specifications to those of [*] and shall determine an estimated launch and delivery date. The [*] shall then be offered by HCG to all entities that have committed [*] C-Band transponders on any Galaxy Fleet Satellite and have [*] or its equivalent on the same basis as it is offered to Buyer (the [*] Such entities shall have [*] days to deliver their response to such offer to HCG. If HCG obtains commitments for the [*] needed by it to build and launch the [*] then HCG shall be obligated,

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     subject to FCC approval, to launch the [*] HCG shall use its reasonable best efforts to obtain such FCC approval and to cause construction to commence and to obtain a launch date so that [*] is ready for delivery to a launch facility within [*] and placed in its assigned orbital position and operational within [*] of HCG's receipt of the requisite commitments. The [*] shall then function, subject to Section 4.08, as the [*]

     4.08 [*] If [*] suffers a [*] and Buyer exercises its [*] and thereafter [*] suffers a [*] and if the Transponder Performance Specifications of the [*] are equal to or higher than the G-V Transponder Performance Specifications, then the [*] shall, subject to FCC approval, become [*] and [*] shall become the [*]

     4.09 [*]

          (a) Pursuant to Sections 4.09 through 4.12, Buyer shall have certain rights to use Transponders on [*] Since [*] is to be used for the protection of a number of Satellites, it will be moved to the Galaxy V orbit position in accordance with Sections 4.10 or 4.11 only if it is Available.

          (b) If and when a Transponder on [*] is used by Buyer in accordance with Sections 4.10 through 4.12, then (i) Buyer shall begin paying a monthly lease payment per Transponder [*] calculated in Exhibit D) for such [*] (the [*] (ii) [*] for such Transponder and (iii) pursuant to [*] If Buyer has made a lump sum payment of the [*] then Buyer shall [*]

          (c) Nothing shall prevent HCG from using [*] for other services or as a [*] for satellites not part of the Galaxy Fleet so long as, if [*] is needed to backup Galaxy V in accordance with Sections 4.10, 4.11 and 4.12 or the other Galaxy Fleet Satellites, then such other service or use is preemptible. HCG shall be entitled to use [*] only in orbital positions assigned to it by the FCC or to which the FCC allows it to be moved. [*] shall not be moved to another orbital position at a rate faster than [*] unless [*] of Galaxy V or another Galaxy Fleet Satellite which has suffered a [*] (as defined in the equivalent to Section 4.11 in the Transponder Purchase Agreement of any other Owner).

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     4.10 [*] If any of the following occurs: (i) [*] of Galaxy V occurs and [*] is no longer in service, (ii) [*] Galaxy V, (iii) Galaxy V is not [*] (as defined below) or (iv) on [*] HCG knows of circumstances which will prevent HCG from making Delivery of Galaxy V on or before [*] then the following shall occur:

          (a) HCG, subject to FCC approval (which HCG shall promptly use its best efforts to obtain), shall cause [*] provided it is Available, to be moved to the orbit position of Galaxy V [*] of the earlier of notification to HCG or HCG's knowledge of the aforementioned event;

          (b) Buyer shall [*] a number of Transponders on [*] equal to the number of Transponders it has [*] on Galaxy V, and shall pay the Monthly Lease Rate for each Transponder on [*] that it is [*] and

          (c) Buyer shall continue such lease of [*] Transponders until the earlier to occur of (1) [*] by HCG of G-V or a [*] as appropriate, in such orbital position, at which time Buyer, if [*] to [*] Buyer's Transponders, shall commence paying the monthly [*] or (2) [*]

          Galaxy V shall be deemed [*] HCG has delivered Galaxy V to the launch facility at which HCG has contracted for the launch of Galaxy V, and the launch date is on or before a date that is expected to result in [*]

     4.11 [*] If, after successful Delivery of Buyer's Transponders on Galaxy V, Galaxy V experiences a [*] then the following shall occur:

          (a) HCG, subject to FCC approval (which HCG shall promptly use its best efforts to obtain), shall cause [*] provided it is Available, to be moved to the orbit position of Galaxy V [*] earlier of notification to HCG or HCG's knowledge of such [*]

          (b) Buyer shall lease a number of Transponders on [*] equal to the number of Transponders it had purchased on Galaxy V and shall pay the Monthly Lease Rate for each Transponder on [*] that it is leasing; and

          (c) Buyer shall continue such lease of [*] Transponders until the earlier to occur of (1) the successful placement with the requisite number of Transponders meeting the Transponder Performance Specifications by HCG of a [*] in such orbital position, at which time Buyer, if [*] is

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     Available to [*] Buyer's Transponders, shall resume paying the monthly [*] or (2) the [*]

          HCG agrees that the [*] and [*] definitions shall require the same or a greater level of failure for all other Galaxy Fleet Satellites for the purposes of determining whether HCG [*]

     4.12 [*] If any of Buyer's Transponders on Galaxy V become Failed Transponders or Delivery of Buyer's G-V Transponders is delayed past their Scheduled Delivery Date, then the following shall occur:

          (a) Buyer shall have the right, provided that such Transponders are "non-committed" (as defined below), to [*] Buyer shall have the right to lease such Transponders in whatever location [*] may then be, provided that Buyer commits to such a lease within [*] days following the occurrence of the event giving rise to the right;

          (b) Buyer shall pay the [*] for each Transponder on [*] that it is leasing; and

          (c) Buyer shall continue such [*] until the earlier to occur of (1) the successful placement with the requisite number of Transponders meeting the Transponder Performance Specifications by HCG of [*] as appropriate [*] in the Galaxy V orbital position, at which time Buyer, if [*] is Available to [*] Buyer's Transponders, shall commence or resume, as appropriate, paying the monthly [*] (2) the end of [*] (3) [*] in accordance with Sections 4.09, 4.10 and 4.11, or the equivalent of such Sections in the purchase agreement of any other Owner.

          A Transponder on [*] shall be deemed to be [*] if such Transponder is not already being used by an entity having [*] over Buyer pursuant to the exercise of its right to use such Transponder as a result of payment to HCG for an [*] or its equivalent, in connection with its purchase of a transponder or transponders on a Satellite.

     4.13 Entitlement to Usage. If Owners of [*] on Galaxy V become
          --------------------
simultaneously entitled to lease Transponders on [*] the Owner of the Primary Transponder with the [*] or, if not so set forth, then the Owner (or Owner's predecessor in interest) who first executed a Transponder Purchase Agreement with HCG for the purchase of a Primary Transponder shall have a priority as to the [*] Transponders.

5.   REPRESENTATIONS AND WARRANTIES
     ------------------------------

     HCG and Buyer each represent and warrant to the other that:

     5.01 Authority, No Breach.  It has the right, power and authority to enter
          --------------------
into, and perform its obligations under, this Agreement. The execution, delivery and performance of this Agreement shall not result in the breach or non-performance of any agreements it has with third parties.

     5.02 Corporate Action.  It has taken all requisite corporate action to
          ----------------
approve execution, delivery and performance of this Agreement, and this Agreement constitutes a legal, valid and binding obligation upon itself in accordance with its terms.

     5.03 Consents. The fulfillment of its obligations hereunder will not
          --------
constitute a material violation of any existing applicable law, rule, regulation or order of any governmental authority. All material necessary or appropriate public or private consents, permissions, agreements, licenses, or authorizations to which it or any Transponder or any Satellite may be subject have been or shall be obtained in a timely manner; provided, however, that it shall be HCG's sole responsibility to obtain any regulatory approvals needed to enable it to sell Transponders as provided for in this Agreement. Notwithstanding the above, HCG and Buyer acknowledge that the transactions set forth in this Agreement may be challenged before the FCC of a court of competent jurisdiction by other persons or entities not parties hereto. In such event. HCG and Buyer agree that HCG shall use its best efforts, and Buyer shall use reasonable efforts, before the FCC, and the courts if an appeal from an FCC order is taken, to support HCG's right to sell and Buyer's right to purchase Buyer's Transponders and shall fully cooperate with each other in these endeavors. Buyer alone shall have the right to determine how much and to whom it will incur legal expenses in connection with any proceeding arising out of its obligations under this Section
5.03. If, however, by written order, the FCC or a court of competent jurisdiction shall determine that HCG may not tell and Buyer may not purchase Buyer's Transponders under the terms and conditions set forth herein, then HCG and Buyer shall seek immediate review of such order before the FCC or an appellate court or shall, if possible, reconstitute the transaction to comply with such order and to provide Buyer with use of "equivalent capacity" on the Satellites and to provide HCG with the "price provided for herein." As used herein, "equivalent capacity" shall mean the same number of Transponders purchased by Buyer pursuant to this Agreement; provided that the Satellites are dedicated primarily to Cable Entertainment Services (as defined in Section 7.01) and that HCG is able to reconstitute its transponder purchase agreement with the Turner/HBO Limited Purpose Joint Venture, and there is no material adverse change in the provisions of this Agreement regarding purchase price taking into account payment terms using a present value analysis, tax benefits from the form of the transactions, Warranty Period, use of Transponder Spares and Reserve Transponders, and Transponder Performance Specifications. As used herein, "price provided for hereto" shall mean the total price payable to HCG, taking into account payment terms, using a present value analysis with a 12% annual discount rate, and tax benefits from the form of the transactions. If an appellate court issues a written order, which is no longer subject to further judicial rehearing or review, upholding the determination of the FCC or a court of competent jurisdiction that HCG may nor sell and Buyer may not purchase Buyer's Transponders, then HCG and Buyer shall, if possible, reconstitute the transaction as set out herein.

     5.04 Litigation.  To the best of its knowledge, there is no outstanding or
          ----------
threatened judgment, pending litigation or proceeding, involving or affecting the transaction provided for in this Agreement, except as has been previously or concurrently disclosed in writing by either party to the other.

     5.05 No Broker.  It does not know of any broker, finder or intermediary
          ---------
involved in connection with the negotiations and discussions incident to the execution of this Agreement, or of any broker, finder or intermediary who might be entitled to a fee or commission upon the consummation of the transactions contemplated by this Agreement.

6.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF HCG
     -------------------------------------------------------------

     6.01 Authorization Description.  HCG has obtained from the FCC the
          -------------------------
authority to launch and operate the Two Satellites and to sell or lease Transponders on each of the Two Satellites on a private non-common carrier basis. HCG has obtained from the FCC the authority to place Galaxy V in geostationary orbit at 125' West Longitude and shall utilize such orbital location or the existing orbital location for Westar V unless prevented by subsequent order of the FCC or any successor thereto, in which event HCG shall utilize such other orbital position closest to such position that the FCC or any successor thereto may designate for such Satellite and, to the extent possible, the orbital position closest to those positions outlined above. The Two Satellites will be "communications satellites" (as defined in Section 1.03(3) of the Communications Satellite Act of 1962, 47 U.S.C. 702(3)).

     6.02 Transponder Performance Specifications.  Buyer's Transponders, upon
          --------------------------------------
Delivery, shall al least meet the Transponder Performance Specifications throughout the duration of the Warranty Period. "Warranty Period" shall mean that period of time commencing on the Delivery Date and continuing until ten
(10) years after the Delivery Date. "Fully Warranted" as to Buyer's G-V Transponders shall mean that, if any of Buyer's G-V Transponders become Failed Transponders during the Warranty Period, then Buyer shall be entitled to the repayment set forth in Section 12.03.

     6.03 Title.  Upon Delivery and subject to Section 4.02, HCG shall deliver
          -----
to Buyer good title to each of Buyer's Transponders free from all liens, charges, claims or encumbrances, except for any encumbrances resulting from any action taken by Buyer.

     6.04 Government Regulations.  HCG has or shall use its best efforts
          ----------------------
throughout the Warranty Period, and until disposition of Galaxy V pursuant to
Section 17, to obtain and maintain, in all material respects, all applicable federal, state and municipal authorizations or permissions to construct, launch and operate the Two Satellites, applicable to it; and to comply, in all material respects, with all such government regulations regarding the construction, launch and operation of the Two Satellites and Transponders applicable to it.

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     6.05 Not a Common Carrier.  Unless required to do so by the FCC, HCG shall
          --------------------
not hold itself out, publicly or privately, as a provider or common carrier communications services on Galaxy V and is not purporting herein to provide to Buyer or to any other party any such services with respect to Galaxy V.

     6.06 TT&C. Tracking, telemetry and control ("TT&C") shall be provided by
          ----
Hughes Communications Satellite Services, Inc. ("HCSS"), an affiliate of HCG, for the life of the [*] pursuant to a separate "TT&C Service Agreement" which has been executed by HCSS and Buyer concurrently herewith. The [*] is to pay HCSS for these services.

     6.07 Transponder Customers.  Exhibit E, which will ix: delivered by HCG to
          ---------------------
Buyer within sixty (60) days of the Execution Date, and updated every sixty (60) days thereafter until all Transponders have been committed, is a list of all customers who have executed a Transponder Purchase Agreement (or other agreement providing for the Transfer of a Transponder, other than for short term leases or part time video as set forth in Section 6.08) and the number of Transponders such customers will purchase pursuant to such agreement on Galaxy V and the [*] of each such customer. Where such customer has the [*] its purchase obligations as to any Transponder, the number of Transponders as to which it has a [*] is indicated. Where such customer has an option to purchase additional Transponders, the number of Transponders as to which it has an option is also indicated. Exhibit E will also indicate the [*] of each such committed Transponder under Sections 8 and 9 and other Sections of this Agreement, and if such committed Transponder is a Reserve Transponder.

     6.08 Transfers by HCG.  HCG shall not Transfer, as defined below, other
          ----------------
than for part time video or for leases with a term of less than two (2) years, any of the Transponders to any third party without requiring, in all such agreements, clauses substantially identical to the provisions in Sections 7.02, 7.03, 8, 9.01, 9.02, 9.03, 9.04, 9.05, 10.01, 12.02, 12.05, 14, 17, the first sentence of 20.02, 20.05 and 20.09. "Transfer' shall mean to grant, sell, assign, encumber, permit the utilization of, license, lease, sublease or otherwise convey, directly or indirectly, in whole or in part. Any Transfer by HCG for part time video or under a lease for a term of less than two (2) years without such clauses shall be consistent, in all material respects, with HCG's obligations to Buyer under this Agreement.

7.   ADDITIONAL REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF BUYER
     ---------------------------------------------------------------

     7.01 Transponder Usage.
          -----------------

          (a) Buyer agrees to the G-V Transponder usage restrictions and obligations set forth on Exhibit F (the "Agreed Uses") for a period of two years following Delivery of such Satellite, such usage to commence no later than ninety (90) days following Delivery. In addition, Buyer agrees to use Buyer's G-V Transponder, or Buyer's G-V Transponders in the aggregate if more than one Transponder is purchased, primarily for "Cable Entertainment Services" (as defined below) for the useful life of such Transponder(s) or any replacement or backup Transponders hereunder.

          (b) The Agreed Uses and the restrictions on use for Cable Entertainment Services shall bind any successor-in-interest, or any assignee. of Buyer or Buyer's rights hereunder and shall bind any purchaser or successor-in-interest to Buyer's Transponders (i.e.. the usage restrictions shall follow the programming and Buyer's Transponders).

          (c) HCG shall include in the Transponder Purchase Agreement of each other Owner (or other agreement providing for the Transfer of a Transponder, other than for short term leases or part time video as set forth in Section 6.08) a provision requiring each such Owner to use its Transponder, or Transponders in the aggregate, primarily for Cable Entertainment Services. "Cable Entertainment Services" shall mean consumer entertainment and information services which shall be delivered to cable television systems and which may also be concurrently delivered through other forms of distribution to consumers.

          (d) These provisions are of the essence to this Agreement.

     7.02 Non-Interference.  Buyer's radio transmissions to the Two Satellites
          ----------------
shall comply with FCC and other governmental orders, rules and regulations, and shall not interfere with the use of any other Transponder. Buyer shall not utilize any of Buyer's Transponders in a manner which will or may interfere with the use of any other Transponder or cause physical harm to any of Buyer's Transponders, any other Transponders, or to the Satellites. For purposes of this Section 7.02, interference shall also mean causing a Transponder to fail to meet its Transponder Performance Specifications.

     7.03 Government Regulations.  Buyer shall use its best efforts to comply,
          ----------------------
throughout the Warranty Period and until disposition of the Satellites pursuant to Section 17, in all material respects, with ale government regulations regarding the operation of the Two Satellites and its purchase and use of Buyer's Transponders applicable m it.

8.   PREEMPTIVE RIGHTS AND INSPECTION OF FACILITIES
     ----------------------------------------------

     Buyer recognizes that it may be necessary in unusual or abnormal situations or conditions for HCG deliberately to preempt or interrupt Buyer's use of each of its Transponders, in order to protect the overall performance of the Satellites. Such decisions shall be made by HCG in its sole discretion; provided, however, that, to the extent it is technically feasible, HCG shall preempt or interrupt the use of Transponders in the inverse order of priority as set forth on Exhibit E or, If not so set forth, in the inverse order in which the Owners (or such Owner's predecessors in interest) on such Satellite executed Transponder Purchase Agreements for its Transponders on such Satellite. To the extent technically feasible, HCG shall give Buyer at least forty-eight (48) hours' notice of such preemption or interruption and HCG shall use its reasonable best efforts to schedule and conduct its activities during periods of such preemption or interruption so as to minimize the disruption to the use of Transponders on such Satellite. To the extent that such preemption results in a loss to Buyer of the use of Buyer's Transponders sufficient to constitute a breach of HCG's warranty obligations as set forth in
Section 12, then Buyer shall have all of the rights and remedies set forth in Sections 4. 9 and 12.

9.   TRANSPONDER SPARES, RESERVE TRANSPONDERS AND RETAINED PRIMARY TRANSPONDERS
     --------------------------------------------------------------------------

     9.01 Use of Transponder Spares.  HCG shall cause Galaxy V to contain
          -------------------------
certain redundant equipment units (individually, a "Transponder Spare") as described in Exhibit G, which are designed as substitutes for equipment units the failure of which could cause a Transponder to fail to meet the Transponder Performance Specifications. HCG, as soon as possible and to the extent technically feasible, shall employ a Transponder Spare in such Satellite as a substitute for Buyer's Transponder equipment unit which has caused one of Buyer's Transponders to suffer a Confirmed Failure (as defined in Section 12.02) in order to enable Buyer's Transponders to meet the Transponder Performance Specifications. To the extent technically feasible, a Transponder Spare will be substituted for the faulty equipment unit on a first-needed, first-served basis to satisfy HCG's warranty obligations to Buyer and to other Owners or users of Transponders on the same satellite which have suffered Confirmed Failures; provided, however, that HCG's obligations to provide Transponder Spares shall continue until such time as all of the Transponder Spares are committed to use as substitutes for Transponders which have suffered Confirmed Failures. If HCG furnishes a Transponder Spare to Buyer as a substitute for an equipment unit which has caused Buyer's Transponder to suffer a Confirmed Failure, then HCG shall transfer title and ownership of the Transponder Spare to Buyer, and Buyer, concurrently, shall return title and ownership of its substituted Transponder equipment unit to HCG. Buyer's Transponder equipment unit which has been returned shall be made available by HCG, to the extent technically feasible, to satisfy its obligations to Owners or users on the same Satellite. HCG also shall have the right, until the Transponder Spares are needed, to utilize such Transponder Spares in any manner HCG determines.

     9.02 Use of Reserve Transponders.  If no Transponder Spare is available at
          ---------------------------
the time that Buyer's Transponder suffers a Confirmed Failure or if the use of such Transponder Spare would not correct the failure, then HCG shall employ, as soon as possible and to the extent technically feasible, and unless any delay is requested by Buyer, a Reserve Transponder on Galaxy V as a substitute for such Transponder which has suffered a Confirmed Failure; provided, however, that HCG's obligation to provide Reserve Transponders to Buyer shall continue only until such time as all of the Reserve Transponders are committed to use as substitutes for Primary Transponders which have suffered a Confirmed Failure. HCG shall include in the Transponder Purchase Agreement of any Owner who has purchased a Reserve Transponder (or in any other agreement providing for the Transfer of a Reserve Transponder) a requirement that HCG may preempt such Reserve Transponder(s) after two (2) hours notice from HCG. Reserve Transponders utilized as substitutes shall meet the Transponder Performance Specifications. Reserve Transponders, or any one of them, will be substituted and utilized on a first-needed, first-served basis to satisfy HCG's obligations to Buyer and to other Owners with respect to the performance of their Primary Transponders. HCG shall have the right, in its sole discretion, to utilize first a Transponder Spare prior to furnishing a Reserve Transponder to Buyer.
If HCG furnishes a Reserve Transponder to Buyer, then HCG shall transfer title and ownership of such Reserve Transponder to Buyer and Buyer concurrently shall return title and ownership of its substituted Transponder to HCG. Buyer's Transponder which has been returned to HCG shall thereafter be made available by HCG, to the extent technically feasible, to satisfy its obligations to other Owners. HCG also shall have the right, until the Reserve Transponders are needed, to utilize them in any manner HCG determines.

     9.03 Simultaneous Failure -- Priority with Respect to Use of Transponder
          -------------------------------------------------------------------
Spares.  In the event that Primary Transponders of more than one Owner
------
simultaneously suffer a Confirmed Failure, then the Owner of the Primary Transponder with the highest priority as set forth on Exhibit E shall have priority as to the use of Transponder Spares or, if not so set forth, then the Owner (or such Owner's predecessor in interest) who first executed a Transponder Purchase Agreement with HCG shall have priority as to use of Transponder Spares with respect to said Owner's Primary Transponder or Transponders which have suffered a Confirmed Failure, to the extent technically feasible. As used in this Section 9, the term "simultaneously" shall be deemed to mean occurring within a 24-hour period.

     9.04 Simultaneous Failure -- Priority with Respect to Use of Reserve
          ---------------------------------------------------------------
Transponders. In the event that Primary Transponders of more than one Owner
------------
simultaneously suffer a Confirmed Failure, and no Transponder Spare is available or if the use of such Transponder Spare would not correct the failure, then the Owner of the Primary Transponder with the highest priority as set forth on Exhibit E shall have priority as to the use of Reserve Transponders or, if not so set forth, then the Owner (or such Owner's predecessor in interest) who first executed a Transponder Purchase Agreement with HCG for the purchase of a Primary Transponder on such Satellite shall have priority as to use of a Reserve Transponder with respect to said Owner's Primary Transponder or Transponders which have suffered a Confirmed Failure.

     9.05 HCG's Ownership of Primary Transponders.  If HCG is unable to sell all
          ---------------------------------------
of the Primary Transponders, then HCG may retain ownership of such unsold Primary Transponders ("HCG's Transponders"). (The same provision shall apply with respect to Reserve Transponders.) In such event, HCG shall have the same rights to use HCG's Transponders as any other Owners would have, including, without limitation, the right to utilize Transponder Spares and Reserve Transponders in the event HCG's Transponders do not meet the Transponder Performance Specifications. HCG also shall have the right, but not the obligation, to utilize HCG's Transponders to satisfy HCG's warranty obligations to Buyer and to other Owners. HCG shall be deemed to have been the last entity to execute a Transponder Purchase Agreement for purposes of determining its priority under the provisions of this Section 9 and other Sections of this Agreement; provided, however, that if HCG Long Term Leases an unsold Primary Transponder to a third party, such third party shall, for purposes of determining its priority under the provisions of this Section 9, or elsewhere in this Agreement, be deemed to have "purchased" such Transponder and to have executed a Transponder Purchase Agreement on the date it executed such Long Term Lease.

     9.06 Notice of Intent to Substitute a Reserve Transponders.  Prior to the
          -----------------------------------------------------
substitution of a Reserve Transponder for Buyer in accordance with this Section 9, HCG shall notify Buyer in advance of its intention to so substitute the Reserve Transponder and the substitution shall be made at such time as the parties mutually agree.

10.  TERMINATION RIGHTS
     ------------------

     10.01 Termination by Buyer.
           ---------------------

           (a) Except where there has been a Delivery Failure of Galaxy V and HCG has commenced to construct a replacement for such failed Satellite, Buyer shall have the right to cancel its obligations to purchase all of its undelivered G-V Transponders if HCG has failed to make Delivery of any such Transponders:

                (i) on or after December 31, 1993 if the primary cause of such failure is HCG's Fault (as defined in Section 10.01(d)) and Galaxy Backup is not Available for use as a backup to such G-V Transponders; or

                (ii) on or after December 31, 1994 if Galaxy Backup is not Available for use as a backup to such G-V Transponders, regardless of whether the failure to make Delivery is HCG's Fault.

           (b) Except where there has been a Delivery Failure of Galaxy V and HCG has commenced to construct a replacement for such failed Satellite, Buyer shall have the right to cancel its obligations to purchase all of its undelivered Transponders at any time prior to Delivery of Galaxy V if an event occurs which makes it physically impossible for HCG to manufacture or to launch such Satellite (with Buyer's Transponders placed thereon) on or before December 31, 1994, by giving written notice to HCG within thirty (30) days of such event.

           (c) In the event of a Delivery Failure, Buyer's right to terminate shall be governed by Section 4.06(c), herein.

           (d) "HCG's Fault" shall mean a failure primarily caused by HCG's negligence or intentional breach of its obligations under this Agreement and not excused by a force majeure event (as defined in Section 11).

           (e) If Buyer terminates its obligations as to Buyer's Transponders due to the failure to make Delivery as set forth in this Section 10 (the "Terminated Transponders"), then Buyer shall be entitled to a full refund, without interest, of all payments made for each such Terminated Transponder, less any payments made by HCG to it on account of such Terminated Transponders pursuant to other provisions of this Agreement, and Buyer and HCG shall have no further obligations to each other as to each such Terminated Transponder.

            (f) Buyer shall notify HCG of its intent to terminate its obligations pursuant to this Section 10.01 within thirty (30) days of the date which triggers such right.

     10.02  Termination by HCG.  Notwithstanding anything else set forth in this
            -------------------
Agreement, HCG may terminate this Agreement if Buyer shall have failed to pay any amount due and payable pursuant to the provisions of Section 3, and Buyer has been given written notice by HCG of said failure and Buyer shall have failed to pay the amount due and payable within thirty (30) business days after HCG has given such notice to Buyer. Any late payments by Buyer to HCG shall be with interest calculated at the rate set forth in Section 20.01, payable wit the amount due and calculated from the date payment was due until the date it is received by HCG.

     10.03  HCG's Right to Sell if Non-Payment.  If, for any reason whatsoever,
            ----------------------------------
Buyer does not make the payments in the amounts and on the dates set forth in
Section 3 and Buyer fails to cure such default as set forth in Section 10.02, then, in addition to all of its other remedies at law or in equity, HCG shall be entitled to Transfer (as defined in Section 6.08) Buyer's Transponders immediately to whomever HCG sees fit. Buyer shall not be entitled to any equitable relief as a result thereof, and Buyer's exclusive remedy shall be limited to recovery of any payments made by it to HCG, without interest, less any claim HCG has against Buyer by reason of such Buyer's default.

     10.04 Prompt Repayment.  All refunds provided for in this Section 10 to be
           ----------------
made by HCG shall be made within fifteen (15) business days of receipt by HCG of notice of termination by Buyer, and any late payment by HCG to Buyer shall be with interest calculated at the rate set forth in Section 20.01, payable with the amount due and calculated from the date payment was due until the date is received by Buyer.

     10.05 Termination of Buyer or HCG.  Notwithstanding anything else set forth
           ----------------------------
in this Agreement, either Buyer or HCG may terminate its obligations under this Agreement as to Transponders on Galaxy V if, prior to Delivery, the FCC shall have ordered the placement of Galaxy V into an orbital position further east than 89/./ or further west than 137/./, and such order shall have become a Final Order, and the parties are unable to reconstitute this Agreement pursuant to
Section 5.03. As used herein, an order of the FCC becomes a "Final Order" when the FCC's action is no longer subject to administrative or judicial reconsideration, rehearing, review, stay, appeal or other similar actions which could be filed with the FCC or with any court having jurisdiction to review said action.

11.  FORCE MAJEURE
     -------------

     11.01 Failure to Delivery.  Any failure or delay in the performance by HCG
           -------------------
of its obligations to Deliver any Transponders shall not be a breach of this Agreement if such failure or delay results from any acts of God, governmental action (whether in its sovereign or contractual capacity) or any other circumstances reasonably beyond the control of HCG, including, but not limited to, weather or acts or omissions of Buyer or any third parties (excluding the Hughes Aircraft Company and all of its direct and indirect subsidiaries and any other affiliates of HCG or the Hughes Aircraft Company with whom HCG or the Hughes Aircraft Company contracts for any components of the Two Satellites or any services with respect thereto). Nothing in this Section, however, shall be deemed to alter Buyer's absolute rights to terminate this Agreement as set forth in Section 10.01.

     11.02 Failure of Performance.  Any failure in the performance of the
           ----------------------
Transponders, once Delivered, shall not be a breach of this Agreement if such failure results from acts of God, governmental action (whether in its sovereign or contractual capacity) or any other circumstances reasonably beyond the control of HCG, including, but not limited to, receive earth station sun outage, weather or acts or omissions of Buyer or any third parties (excluding the Hughes Aircraft Company all of its direct and indirect subsidiaries, and all parties with whom HCG or Hughes Aircraft Company and all of its direct and indirect subsidiaries contract for the manufacture, construction, launch and operation of the Satellites or any components thereof), provided, however, that this provision shall not excuse HCG's obligations to provide Transponder Spares or Reserve Transponders, to the extent available and technically feasible, to satisfy its obligations as set forth in Sections 4 and 9.

12.  LIMITATION OF LIABILITY/BREACH OF WARRANTY
     ------------------------------------------

     12.01 Liability of HCG.  If (i) any one or more of Buyer's Transponders
           ----------------
fails to meet the Transponder Performance Specifications during the Warranty Period, (ii) such failure is deemed to be a Confirmed Failure (as defined in Section 12.02), and (iii) HCG is unable to furnish the necessary Transponder Spare or Reserve Transponder as a substitute for Buyer's Transponder, pursuant to Section 9. then such Transponder shall be deemed to be a "Failed Transponder," and Buyer, unless HCG is excused by an event set forth in Section 11.02, shall be entitled to repayment as set forth in forth in Section 12.03. HCG shall have the burden of proving the occurance of an event set forth in
Section 11.02.

     12.02 Confirmed Failure.  A Buyer's Transponder stall be deemed to have
           -----------------
suffered a "Confirmed Failure" if (a) it fails to meet the Transponder Performance Specifications for a cumulative period of more than ten hours during any consecutive thirty (30) day period, (b) twenty (20) or more "outage units' (as defined below,) occur within a consecutive thirty (30) day period, or (c) it fails to meet the Transponder Performance Specifications for any period of time under circumstances that make it clearly ascertainable or predictable technically that the failure set forth in either (a) or (b) of this Section will occur. An "outage unit" shall mean the failure of Buyer's Transponder(s) to meet the Transponder Performance Specifications for fifteen (15) minutes or more in one day. Buyer shall five HCG immediate notification of any such failure, as soon after commencement of any such failure as is reasonably possible, and of the relevant facts concerning such failure. Upon HCG's verification that a Transponder(s) has suffered a Confirmed Failure, such failure shall be deemed to have commenced upon receipt by HCG of notification from Buyer, or HCG's actual knowledge, whichever first occurs, of the Confirmed Failure. As used herein, the term "day" shall mean a 24-hour period of time commencing on 12:00 Midnight Eastern Time.

     12.03 Repayment for Failed Transponder.  For each of Buyer's Transponders
           --------------------------------
for which repayment is owing hereunder, HCG shall pay to Buyer, without interest, an amount equal to the product of a fraction, the numerator of which is the number of days from the date of such failure until the cad of the Warranty Period and the denominator of which is the total number of days in the Warranty Period, multiplied by the Base Price for such Transponder as set forth in Section 3. Concurrently with payment to Buyer of such repayment, Buyer shall return title and ownership of said Transponder to HCG. In addition, if the performance of Buyer's Transponder is such that, while it fails to meet the Transponder Performance Specifications, its performance is nonetheless of some value to Buyer, then prior to accepting repayment calculated as aforesaid, Buyer shall have the right to negotiate with HCG to determine if there is a mutually agreeable reduced price upon which Buyer is willing to keep its Transponder.
Any such agreement reached by Buyer and HCG shall constitute a new agreement, independent of this Agreement.

     12.04 Limitation of Liability.
           -----------------------

          (a) ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED FOR IN SECTION 6.02, ABOVE. IT EXPRESSLY IS AGREED THAT HCG'S SOLE OBLIGATIONS AND BUYER'S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE SET FORTH IN SECTIONS 4, 6.09 (IN THE LEASE ADDENDUM HERETO) 9, 10 AND 12, HEREOF, AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED.

          (b) In no event shall HCG be liable for any incidental or consequential damages, whether foreseeable or not, occasioned by any defect in the Transponders, delay in Delivery of the Transponders, failure of the Transponder to perform or any other cause whatsoever. HCG makes no warranty, express or implied, to any other person or entity concerning the Transponders and Buyer shall defend and indemnify HCG from any claims made under any warranty or representation by Buyer to any third party. The limitations of liability set forth herein shall also apply to the Hughes Aircraft Company (the manufacturer of the Satellite and the Transponders) and all affiliates thereof.

          (c) Notwithstanding the limitations of the first sentence of section 12.04(a) above, Buyer and HCG each shall have the right to obtain injunctive relief, if necessary, in order to prevent the other party from willfully breaching its obligations under this Agreement or to compel the other party to perform its obligations under this Agreement.

     12.05 Obligations of Buyer to Cooperate.  If any of Buyer's Transponders
           ---------------------------------
fails to meet the Transponder Performance Specifications, then Buyer shall use reasonable efforts to cooperate and aid HCG in curing such failure, provided that such efforts can be done at minimal or no cost to Buyer.

          (a) These obligations of Buyer shall include, but not be limited to, the following:

               (i) If there is a problem which can be compensated for by increasing the power of its transmission to the Buyer's Transponder, then Buyer shall do so, at HCG's cost and expense, to the extent it can _____ existing equipment, provided, however, that HCG shall not be able to require Buyer to increase the power of its transmission if, by doing so, it would cause interference with other Transponders on such Satellite which is prohibited by
               Section 7.02 of this Agreement, or interference with any other satellite; and

               (ii) Permitting HCG, at HCG's cost and expense, to upgrade Buyer's equipment, provided that Buyer shall be entitled to select and install such equipment and determine its configuration in accordance with its own existing operating procedures and technical requirements, and in accordance with applicable laws and regulations.

     (b) HCG shall give notice to Buyer if and when it requires the increase of power of the transmission of any other Owner pursuant to such Owner's obligation equivalent to this Section 12.05. HCG shall also give notice to Buyer when it acquires knowledge of any other Transponder user uplinking at power levels which might cause interference with Buyer's Transponders. If, after such increase in power, a Buyer's Transponder(s) no longer meets its Transponder Performance Specifications, HCG shall promptly take steps to reduce interference, if any, prohibited by Section 7.02.

     (c) Buyer's priority for the use of Transponder Spares or Reserve Transponders under Section 9 shall be determined at the time that its Transponder would otherwise have become a Failed Transponder without Buyer's cooperation under this Section 12.05.

     12.06 Scheduled Delivery Date.  The only consequence of HCG's failure to
           -----------------------
meet the Scheduled Delivery Dates shall be as set forth in Sections 4.04, 4.10 and 4.12.

13.  LIMITATIONS ON TRANSFER BY BUYER
     --------------------------------

     13.01 Transfers Generally.  Except as specifically provided for in this
           -------------------
Agreement, neither Buyer nor HCG shall assign its rights under this Agreement except with the written

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


consent of the other, which consent may be given or withheld in such party's sole and absolute discretion, except that HCG shall have the right to assign any or all of its rights of obligations hereunder to any affiliate (as defined in Section 13.04) of HCG or its parent corporation, the Hughes Aircraft Company. Buyer shall not be permitted to Transfer any all its rights under this Agreement to purchase Transponders, or any part thereof, to any third party prior to Delivery of the Transponders except as otherwise specified in this Agreement or with the written consent of HCG, which consent may be given or withheld in HCG's sole and absolute discretion. Notwithstanding the foregoing, on or after the Execution Date: (a) Buyer may immediately Transfer or assign its rights under this Agreement and to all or any portion of Buyer's Transponders hereunder to any "Financing Entity," (as defined below) which shall take such rights or such Transponders subject to the terms of this Agreement and the TI&C Service Agreement, pursuant to such transfer documents as HCG shall reasonably request, consistent with its past practice for sale-leasebacks for Galaxy I, II and III; provided that no such Transfer or assignment shall relieve Buyer of any of its obligations hereunder and under the TT&C Service Agreement; and/or (b) any Financing Entity to whom any right under this Agreement or any of Buyer's Transponders have been transferred pursuant to clause (a) hereof, may, in the exercise of its remedies, if Buyer shall default in its obligations under the applicable financing agreements, transfer or assign such rights or such Transponders to any person or entity who assumes all of Buyer's obligations hereunder and under the TT&C Service Agreement, and who executes such transfer documents as HCG shall reasonably request, consistent with its past practices for Galaxy I, II and III. The right of first refusal in favor of HCG pursuant to
Section 13.03 hereof will not apply to any initial Transfer permitted by this
Section 13.01, i.e., a Transfer to a Financing Entity, but will apply to any subsequent Transfer by any such transferee. In no circumstance shall any Transfer under this Section 13.01 relieve Buyer of its Agreed Uses obligations under Section 7.01 and its other use obligations as set forth in Section 7.01(a). As used herein, "Financing Entity" shall mean an entity which lends funds to Buyer or which acts on behalf of entities which lend funds to Buyer to enable it to purchase Buyer's Transponders or who agrees to purchase Buyer's Transponders and lease them back to Buyer in a "sale-leaseback" arrangement.

     13.02 Transfer After Delivery.  After Delivery, Buyer may Transfer any of
           -----------------------
Buyer's Transponders, and the rights and obligations set forth herein, with respect to such Buyer's Transponder to any third party only if, prior to such Transfer, (i) such transferee executes a document, in form and substance satisfactory to HCG, by which such transferee assumes all of Buyer's obligations under the Agreement and under the TT&C Service Agreement (including, without limitation, Buyer's obligations concerning Agreed Uses, its other use obligations as set forth in Section 7.01(a) and the right of first refusal set forth in Section 13.03); and (ii) Buyer has satisfied its obligation under
Section 13.03 and, if applicable, HOG has not exercised its repurchase right under Section 13.03.

     13.03 [*]

          (a) Except as set forth in Section 13.03(c), if Buyer desires to [*] any of its Transponders [*] (as defined in Section 13.03(b)), then Buyer shall first offer by written notification to sell such Transponder(s) to

                                            [*] CONFIDENTIAL TREATMENT REQUESTED


     [*] of (i) [*] reduced by [*] which had expired, or (ii) the price and terms for which [*] to [*] HCG shall have [*] to respond to such written offer.

          (b) [*] shall mean, as to each of Buyer's Transponders, that period which ends at the first to occur of either (i) the end [*]

          (c) The [*] in this Section shall not apply to any [*] to any [*] Buyer, provided that such [*] satisfies the obligations set forth in
     Section 13.02.

     13.04 Affiliate.  As used in this Agreement, "affiliate" shall mean any
           ---------
[*] or other entity controlling or controlled by or under common control with Buyer or HCG, as the case may be.

14.  ENFORCEMENT OF USAGE RESTRICTIONS
     ---------------------------------

     14.01 Buyer's Restrictions.  Buyer acknowledges that HCG alone shall have
           --------------------
the right, in its sole and absolute discretion, exercised in good faith, to determine whether a given use of the Buyer's Transponders constitutes an Agreed Use or Cable Entertainment Services, and, based on that determination, to decide whether to enforce the requirements of Section 7.01.

     14.02 HCG's Enforcement Rights.  All other Transponder Owners may obligate
           ------------------------
themselves to HCG to use the Transponders only for an "agreed use," and shall obligate themselves to use the Transponders primarily for Cable Entertainment Services (as set forth in Section 7.01(c)). Buyer further acknowledges that HCG alone shall have the right, in its sole discretion, exercised in good faith, to determine whether a given use by another Transponder owner or transferee of such Owner constitutes an "agreed use" (as defined in such Owner's Transponder Purchase Agreement) or a Cable Entertainment Service, and, based on that determination, to decide whether to enforce those provisions in such Owner's Transponder Purchase Agreement which are equivalent to Section 7.01 herein.

15.  PROGRESS REPORTS, INSPECTIONS AND ACCESS TO WORK IN PROGRESS
     ------------------------------------------------------------

     15.01 Progress Reports.  Commencing ninety (90) days after the Execution
           ----------------
Date and continuing until Delivery, HCG shall furnish to the Buyer on a monthly basis a written progress report on the status of the construction of the Two Satellites and a statement containing an explanation of material details, including HCG's projected Scheduled Launch Dates and projected dates of Delivery, variances from performance specifications and any remedial actions taken. HCG shall take reasonable steps to keep Buyer informed periodically of communications to HCG from the FCC or any other governmental authority which materially affect Buyer and concern HCG, the Two Satellites and the Transponders or their use, and shall promptly deliver copies to Buyer of any such written communications.

     15.02 Inspection Rights of Buyer.  Buyer shall have the right to inspect
           --------------------------
Galaxy V and its Transponders during construction and prior to launch, upon reasonable notice to HCG and during normal business hours, and shall have the right to be present during ground and in-orbit testing. HCG shall give Buyer reasonable notice of the commencement of acceptance testing as set forth in
Section 4.03, above. Buyer shall be supplied with the test data from such acceptance tests.

     15.03 Access to Work in Progress and Selection of Transponders.  Prior to
           --------------------------------------------------------
Delivery, except for documentation and information regarded by HCG as proprietary or trade secrets, relevant and material work in progress, including test data and documentation generated through HCG's effort pursuant to this Agreement, shall be subject to examination and inspection by Buyer. To the extent that the data and documentation to be provided by Buyer hereunder are of a type normally retained by HCG, and are not to be delivered to Buyer under this Agreement, HCG shall make them available to Buyer at it request for examination at a location designated by HCG. Subject to the provision set forth above, HCG shall also deliver copies of test data and other data generated from the testing and performance of the Satellite and the Buyer's Transponders to Buyer at any time on Buyer's request and at Buyer's expertise. HCG will also conduct ground tests of the G-V Transponders. From the Transponder ground test results furnished to Buyer and other Owners, Buyer shall promptly select, in the order set forth in Exhibit E (the priority list), its particular Transponder(s) for Delivery; provided, however, that HCG shall, prior to Buyer's selection of its Transponder(s), designate which Transponders shall be Reserve Transponders.
Such selection shall be made within three (3) days of HCG's notification to Buyer of such test results and the identification of those Transponders which have not yet been selected. HCG shall furnish data necessary to determine whether the Transponders satisfy or exceed the applicable Transponder Performance Specifications in order to facilitate Buyer's selection of its Transponder(s). If the in-orbit test results vary from the ground test results, then Buyer shall have the right to substitute Transponders at Buyer's discretion, but only for uncommitted Transponders on the same Satellite (i.e., Transponders that have not been sold, leased or otherwise committed by HCG to a third party).

     15.04 After Delivery Reports.  After Delivery, Buyer shall receive monthly
           ----------------------
reports on the overall performance of Galaxy V and Galaxy Backup in the form of the Galaxy Satellite status reports similar to the Galaxy I Satellite Services Monthly Report, plus information furnished to insurer. Anomalous operations shall be reported to Buyer as soon as possible.

16.  CONFIDENTIALITY AND PRESS RELEASES
     ----------------------------------

     16.01 Confidential Information.  HCG and Buyer shall hold in confidence the
           ------------------------
Agreement and all Exhibits, including the financial terms and provisions hereof and all information received pursuant to Section 15, and HCG and Buyer hereby acknowledge and agree that all information related to this Agreement, not otherwise known to the public, is confidential and proprietary and is not to be disclosed to third persons without the prior written consent of both HCG and Buyer. Neither HCG, nor Buyer, shall disclose such information to any third party (other than to officers, directors, employees and agents of HCG and Buyer, each of whom is bound by this Section 16.01) except:

          (a) to the extent necessary to comply with law or the valid order of a governmental agency or court of competent jurisdiction, or to satisfy its obligations to other Owners of Transponders; provided, however, that the party making such disclosure shall seek confidential treatment of said information;

          (b) as part of its normal reporting or review procedure to regulatory agencies, its parent company, its auditors and its attorneys;

          (c) in order to enforce its rights and perform its obligations pursuant to this Agreement;

          (d) to the extent necessary to obtain appropriate insurance, to its insurance agent, provided that such agent agrees to the confidential treatment of such information; and

          (e) to the extent necessary to negotiate clauses that will be common to all Transponder Purchase Agreements, including, but not limited to, disclosures pursuant to Section 6.07 of this Agreement, and the equivalent to Section 6.07 in the Transponder Purchase Agreement of any other Owner.

     16.02  Press Releases.  The parties agree that no press release relating to
            --------------
this Agreement shall be issued without the approval of both parties. Both parties agree, however, that a press release relative to this Agreement and including Buyer's Agreed Uses shall be simultaneously released within five (5) business days of the Execution Date.

17.  DISPOSITION OF SATELLITE
     ------------------------

     17.01  Post-Warranty Period. After the Warranty Period and until the
            --------------------
earlier of such time as (i) the remaining fuel on board Galaxy V is less than four (4) pounds, or (ii) Galaxy V has fewer than eighteen (18) Transponders capable of meeting its Transponder Performance Specification, HCG shall continue to make available to Buyer, on the terms and conditions contained herein, Transponder Spares and Reserve Transponders.

     17.02  Disposition of Satellite.  At the earlier of the time as (i) the
            ------------------------
remaining fuel on board Galaxy V is less than four (4) pounds, or (ii) Galaxy V has fewer than eighteen (18) Transponders capable of meeting its Transponder Performance Specification, HCG in its sole discretion, may remove Galaxy V from its assigned orbital location and have no further obligations to Buyer under this Section 17 or this Agreement; provided, however, that until HCG so removes Galaxy V, HCG shall continue to make available to Buyer its Transponder or Transponders, Transponder Spares and Reserve Transponders as provided for in this Agreement. HCG will, to the extent possible, provide Buyer with ninety
(90) days notice
prior to the disposition of Galaxy V pursuant to this Section 17.02. Notwithstanding anything to the contrary in Section 17.02, if any payment, refund, or other performance obligation of either party has arisen prior to Galaxy V being removed from its assigned orbital location pursuant to Section 17.02, then such party shall still be responsible to perform each such obligation.

18.  DOCUMENTS
     ---------

          Each party hereto agrees to execute and, if necessary, to file with the appropriate governmental entities, such documents as the other party hereto shall reasonably request in order to carry out the purposes of this Agreement.

19.  CONFLICTS
     ---------

          In the case of a conflict between the provisions of this Agreement and any Exhibit other than Exhibits B, C and G, the provisions of this Agreement will prevail.

20.  MISCELLANEOUS
     -------------

     20.01  Interest.  The rate of interest referred to herein shall be 12% per
            --------
annum, or the highest legal permissible rate of interest, whichever is lower, and all interest or discounting shall be compounded on a yearly basis. "Pro-rata" shall mean an allocation on a straight line basis based on number of days. All present value analyses shall use a 12% annual discount rate.

     20.02  Applicable Law and Entire Agreement.  The existence, validity,
            -----------------------------------
construction, operation and effect of this Agreement and the Exhibits hereto, shall be determined in accordance with and be governed by the laws of the State of California. This Agreement and Exhibits hereto, along with the TT&C Service Agreement, dated as of the even date herewith, constitutes the entire agreement between the parties, and supersedes all previous understandings, commitments or representations concerning the subject matter. The parties each acknowledge that the other party has not made any representations other than those which are contained herein. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by an authorized officer or the party against whom the amendment, modification or waiver is sought to be enforced.

     20.03  Notices.  All notices and other communications from either party to
            -------
the other hereunder shall be in writing and shall be deemed received upon actual receipt when personally delivered, upon actual receipt if sent by facsimile or upon delivery after being deposited in the United States mails, postage prepaid, certified or registered mail, addressed to the other party as follows:

                                      25
TO HCG:


   If by mail:                   Hughes Communications Galaxy, Inc.
                                 Post Office Box 92424
                                 Worldway Postal Center
                                 Los Angeles, California 90009
                                 Attention: Senior Vice President-Galaxy
                                 cc: Vice President & Legal Counsel

   If by FAX:                    (310) 607-4255
                                 Attention: Senior Vice President-Galaxy
                                 cc: (310) 607-4256 Vice President & Legal
                                 Counsel
   If by personal
   delivery to its
   principal place of            1990 Grand Avenue
   business at:                  El Segundo, California 90245
                                 Attention: Senior Vice President-Galaxy
                                 cc: Vice President & Legal Counsel

 TO BUYER:
   If by mail:                   International Family Entertainment, Inc.
                                 1000 Centerville Turnpike
                                 Virginia Beach, Virginia 23463
                                 Attention: Timothy Robertson, President
                                 cc: Louis A. Isakoff, Vice President & General
                                 Counsel

   If by FAX:                    804-523-7880
                                 Attention: President, Timothy Robertson
                                 cc: Vice President and General Counsel,
                                 Louis A.Isakoff
   If by personal
   delivery to its
   principal place of
   business at:                  International Family Entertainment, Inc.
                                 1000 Centerville Turnpike
                                 Virginia Beach, Virginia 23463
                                 Attention: Timothy Robertson, President
                                 cc: Louis A. Isakoff, Vice President & General
                                 Counsel


All payments to be made under this Agreement, if made by mail, shall be deemed to have been made on the date of receipt thereof. The parties hereto may change their addresses by giving notice thereof in conformity with this Section 20.03.

     20.04  Severability: Nothing contained in this Agreement shall be construed
            ------------
so as to require the commission of any action contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, such statute, law, ordinance, order or regulation shall prevail, provided, however, that in such even the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, and no other provisions of this Agreement shall be affected thereby and all such other provisions shall continue in full force and effect.

     20.05  Taxes. If any property or sales taxes are asserted against HCG
            -----
after, or as a result of, Delivery, by any local, state, national or international, public or quasi-public governmental entity, in respect of Buyer's Transponders or the sale thereof to Buyer, Buyer shall be solely responsible for such taxes. If any taxes, charges or other levies are asserted by reason of the use of the point in space or the frequency spectrum at that point in space in which the Satellite containing Buyer's Transponders is located, or the use or of such Satellite (excluding any FCC license fee imposed on the Satellite itself, as compared to the Transponders, which license fee shall be paid by HCG), and such taxes are not specifically allocated among the various components of such Satellite, then HCG, Buyer and the other Owners of such Transponders shall each pay a proportionate amount of such taxes based on the number of Transponders each of them owns.

     20.06  Successors. Subject to Section 13, this Agreement shall be binding
            ----------
on and inure to the benefit of any successors and assigns of the parties, provided that no assignment of this Agreement shall relieve either party hereto of its obligations to the other party. Any purported assignment by either party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

     20.07  Headings.  The descriptive headings of the several sections and
            --------
paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     20.08  Survival of Representatives and Warranties.  All representations and
            ------------------------------------------
warranties contained herein or made by HCG or Buyer in connection herewith shall survive any independent investigation made by HCG or Buyer.

     20.09  No Third-Party Beneficiary. The provisions of this Agreement are for
            --------------------------
the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions, except that both parties acknowledge and agree that the provisions of Sections 7.02, 8, 9.01, 9.02, 9.03 and 9.04, are intended for the benefit of both HCG and all other Owners. Both parties agree that any other such Owner shall have the right to enforce, as a third-party beneficiary, the provisions of Sections 7.02, 8, 9.01, 9.02, 9.03 and 9.04, against Buyer directly, in an action brought solely by such other Owner, or may join with HCG or any other Owner, in bringing an action against Buyer for violation of such Sections.

     20.10  Non-Waiver of Breach. Either party hereto may specifically waive any
            --------------------
breach of this Agreement by the other party, provided that no such waiver shall be binding or effective unless in writing and no such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party, at any time, and upon notice given in writing to the breaching party, any direct future compliance with the waived term or terms of this Agreement, in which event the breaching party shall comply as directed from such time forward.

     20.11  Counterparts. This Agreement may be executed in several
            ------------
counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has duly executed and delivered this Agreement as of the date and year first written above.


HUGHES COMMUNICATIONS                           INTERNATIONAL FAMILY
GALAXY, INC.                                    ENTERTAINMENT, INC.

By:    /s/ Scott B. Tollefson                   By:   /s/ Larry W. Dantzler
       -------------------------------          -----------------------------
Its:    Vice President                          Its:   Vice President